Exhibit 10.9

March 21, 2017

Robert Scott Jones

Alteryx, Inc. 3345 Michelson Drive, Suite 400

Irvine, CA 92612

Dear Scott:

This letter agreement amends and restates the offer letter entered into between you and Alteryx, Inc. (the “Company”), dated December 29, 2016 (the “Prior Agreement”).

You will continue to work in the role of Chief Revenue Officer, reporting to the Chief Executive Officer.

1.    Compensation.

a.    Base Wage. In this position, the Company will pay you an annual base salary of $350,000 per year, payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.

b.    Variable Compensation. You will be eligible to receive variable compensation of up to $250,000, subject to and in accordance with the Company’s sales commission plan. Please note that bonus programs, payouts and criterion are subject to change or adjustment as the business needs at the Company may require.

c.    Equity Awards. The Company acknowledges that it has previously issued equity awards to you under the Company’s Amended and Restated 2013 Stock Plan. Nothing in this letter agreement will amend or affect the terms of such awards.

2.    Employee Benefits. You will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

3.    Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Confidential Information and Invention Assignment Agreement by and between you and the Company.

4.    No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

5.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

6.    General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

7.    At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

8.    Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

[SIGNATURE PAGE FOLLOWS]

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter, including, without limitation, the Prior Agreement. This letter shall be effective on the first date on which the Registration Statement on Form S-1 for the initial public offering of the Company’s Class A Common Stock is declared effective by the United States Securities and Exchange Commission, or, if later, the date that this letter is signed. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

Very truly yours, ALTERYX, INC.

/s/ Dean Stoecker
By: Dean Stoecker, Chief Executive Officer

ACCEPTED AND AGREED: ROBERT SCOTT JONES

/s/ Robert Scott Jones
Signature